                                                                   EXHIBIT 10.17


                             EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on this 2nd day of September, 1998, by and between American Finance Group, Inc. ("Employer") and Gary M. Abrams ("Employee").

          WHEREAS, the Board of Directors of Employer deems it in the best interest of the shareholders of the Employer to maintain a continuity of management, and to retain an experienced, successful and proven management team; and

          WHEREAS, Gary M. Abrams is willing to serve as Senior Vice President, Chief Financial Officer and Treasurer, subject to, but not limited by, the terms of this Agreement.

                              W I T N E S S E T H
                              -------------------

          That in consideration of the covenants, duties, terms and conditions hereinafter set forth, the parties hereto agree as follows:

          1.   SERVICES.  Employer hereby engages the exclusive services of
               --------
Employee as Senior Vice President, Chief Financial Officer and Treasurer, with his/her powers and duties in that capacity to be determined by Employer's Board of Directors, and Employee hereby agrees to perform such services on the terms and conditions herein contained and to abide by all rules and regulations for the conduct of the Employee that are now or may hereafter be established by Employer. In connection with this Agreement, Employee shall be based at the principal executive offices of Employer or at such location as may be designated from time to time by the Board of Directors of Employer, except for required travel on Employer's business.

          2.   EMPLOYMENT TERM.  The term of this Agreement shall commence on
               ---------------
the date hereof (the "Commencement Date"), and shall continue until Employee's employment with Employer is terminated pursuant to Section 10 of this Agreement.

          3.   COMPENSATION.  Employer shall pay to Employee as full
               ------------
compensation for all services performed, the sum of One Hundred Fifty Thousand Dollars ($150,000) per year (or such higher amount as may be agreed to by Employer and Employee from time to time)(the original amount or the adjusted amount, if applicable, being the "Base Salary") payable in equal semi-monthly installments. Employee's compensation may be adjusted from time to time, but it may not be reduced below the Base Salary without the Employee's prior written consent. Employer may deduct and withhold from all payments to be made to Employee hereunder the amounts required or permitted to be deducted or withheld pursuant to any provisions of any present or future applicable law or regulation, together with the right and authority to pay any such deductions or withholdings over to any party entitled to the same pursuant to the provisions of any such law or regulation.

          4.   BONUS.  Starting in the fiscal year ending December 31, 1999, the
               -----
Employee shall be eligible to participate in any bonus or incentive compensation plan for which Employee or other senior executives of Employer may reasonably expect to participate (the "Incentive Compensation Plan"). To the extent not otherwise determined pursuant to the Incentive Compensation Plan, the Board of Directors shall have the sole discretion to determine the amount of such bonus, or incentive compensation, if any. For the fiscal year ending December 31, 1998, Employee shall be paid a bonus in the amount of Forty-Five Thousand Dollars ($45,000) at the same time the Company pays its other senior executives their bonuses related to such time period. Employee shall not be entitled to any other bonus or incentive compensation for the fiscal year ending December 31, 1998.

          5.   OTHER BENEFITS.  Employer shall maintain in full force and
               --------------
effect, and Employee shall be entitled to participate in, all of Employer's employee benefit plans and arrangements in effect on the date hereof in which Employee or other senior executives of Employer may reasonably expect to participate, or such other plans or arrangements that would provide Employee with substantially equivalent benefits thereunder (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance plan and arrangement, health and accident plan and arrangement, medical insurance plan and arrangement, disability plan and arrangement, survivor income plan and arrangement, relocation plan and vacation plan)(the "Employee Benefit Plans"); provided, however, that this Section 5 shall not apply to any of Employer's Incentive Compensation Plan(s). Employer shall not make any changes in any Employee Benefit Plan which would adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all employees or executives of the Employer and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other similarly situated executive of the Employer. Employee shall be entitled to participate in and receive benefits under any Employee Benefit Plan or arrangement made available by Employer in the future to its employees, executives or key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Employee under any Employee Benefit Plan or any plan or arrangement made available in the future shall be deemed to be in lieu of the salary payable to the Employee pursuant to Section 3.1 hereof or pursuant to an Incentive Compensation Plan as provided in Section 4 hereof. Any payments or benefits payable to the Employee hereunder with respect to any calendar year during which Employee is employed by Employer for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is employed.

          6.   OTHER INTERESTS.  During the term of employment, Employee shall
               ---------------
devote his full business time and attention solely to the business and interest of Employer, and Employer shall be entitled to all the benefits arising from or incident to Employee's services. During the employment term, Employee shall not, without Employer's written consent, have any interest in any business which conflicts either directly or indirectly with Employer's business, except that Employee may hold an interest not exceeding five percent (5%) in any corporation whose stock is publicly traded.

          7.   CONFIDENTIALITY.  It is specifically understood and agreed that
               ---------------
some of the Employer's business activities are secret in nature and constitute trade secrets, including but not limited to Employer's practices, procedures, trade secrets, product marketing, "know-how", methods of production and manufacturing, ideas and results of research and development, specifications of equipment and materials, profit margins, planning information, projections, customer lists and supplier information, reports, analyses, agreements, as well as financial data and reports (the "Proprietary Information"). All Employer's Proprietary Information is and shall be the property of Employer, for its own exclusive use and benefit, and Employee agrees that he/she will hold the same in strictest confidence and will not at any time, either during or after his/her employment by the Employer, disclose, use or permit the use of the same for his/her own benefit or for the benefit of others unless authorized to do so by the Employer's written consent or by a contract or agreement to which the Employer is a party or by which it is bound.

          8.  SERVICES FURNISHED.  During the term of Employee's employment with
              ------------------
Employer, Employer shall furnish Employee with office space, secretarial assistance and such other facilities and service as has been made available to other of Employer's senior executives.

          9.   OTHER POSITIONS.  Employee agrees to serve without additional
               ---------------
compensation (other than compensation accruing to any other person serving in such capacity), if elected or appointed a director of the Employer or any of its subsidiaries, provided that Employee is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided the directors of the Employer.

          10.  TERMINATION.
               -----------

          10.1 BY EMPLOYER FOR DEATH, DISABILITY OR CAUSE. Employee's employment
               ------------------------------------------
hereunder may be terminated by Employer without any breach of this Agreement and with no further obligations of Employer (except to pay Employee his/her full Base Salary pro-rated through the date of such termination at the rate in effect at the time of such termination) only under the following circumstances:

               (A)  DEATH.  Employee's employment hereunder shall terminate upon
                    -----
his/her death.

               (B)  DISABILITY.  If, as a result of Employee's incapacity due to
                    ----------
any injury, sickness or mental illness, Employee shall have been absent or substantially absent from his/her duties hereunder for the period of six (6) consecutive months, and within thirty
(30) days after written notice of termination is given (which may occur before or after the end of such six month period) shall not have returned to the performance of his/her duties hereunder on a full-time basis, Employer may terminate Employee's employment hereunder. Employee's absence or substantial absence from his/her duties will be treated as resulting from incapacity due to injury, sickness or mental illness if Employee is totally disabled from his/her own occupation. Total disability from Employee's own occupation will exist where Employee (1) is unable to perform all the material duties of his own occupation on a full-time or part-time basis because of an injury, sickness or mental illness, (2) does not work at all in any occupation, and (3) is under a Physician's Care. All capitalized terms used in this section shall have the meanings as set forth in any Group Long Term Disability Policy in effect for the Company's employees at the time of Employee's disability.

               (C)  CAUSE.  Employer may terminate Employee's employment
                    -----
hereunder for Cause. For purposes of this Agreement, "Cause" shall mean:

                    (i) the willful and continued failure by Employee to perform his/her duties hereunder (other than any failure resulting from Employee's incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer, which demand specifically identifies the manner in which Employee has not substantially performed his/her duties and provides a reasonable time period of not less than thirty (30) days for Employee to substantially perform;

                    (ii) the willful and intentional act by the Employee that is, in the reasonable determination of the Employer, materially injurious to the Employer, monetarily or otherwise;

                    (iii) the breach by the Employee of any material provision of this Agreement which has not been substantially cured within ten (10) days after written notice of such breach is given by Employer to Employee; or

                    (iv) the conviction of the Employee of a crime involving an act of moral turpitude, which is a felony or which results or is intended to result, directly or indirectly, in gain or personal enrichment of the Employee, relations of the Employee, or their affiliates at the expense of the Employer.

               For purposes of this Section 10(C), no act, or failure to act, on Employee's part shall be considered willful unless done, or omitted to be done, by him/her not in good faith and without the reasonable belief that his/her action(s) or omission(s) was in the best interests of the Employer.

          10.2. BY EMPLOYER WITHOUT CAUSE.  The Company may terminate Employee's
                -------------------------
employment hereunder for any reason other than the reasons set forth in Paragraph 10.1 above so long as the Company offers to pay Employee Severance Pay pursuant to Section 11 in exchange for Employee's release of any claims against the Company ("Release"), such Release to be substantially in the form of the Separation Agreement and Release attached hereto as Exhibit A, with all blank lines appropriately completed.

          10.3.  BY EMPLOYEE FOR GOOD REASON.  Employee may terminate his
                 ---------------------------
employment hereunder for Good Reason upon thirty (30) days' written notice to Employer. If Employee terminates his employment hereunder and such termination is made for any of the reasons listed below, then such termination shall be deemed to have been done for good reason ("Good Reason"). If Employee terminates his employment for Good Reason then he shall be entitled to Severance Pay pursuant to Section 11 in exchange for Employee's Release.

               (A)  Reasons constituting Good Reason shall be limited to:

                    (i) any breach by Employer of any material provision of this Agreement which has not been substantially cured within ten (10) days after written notice of such breach is given by Employee to Employer; or

                    (ii) any demonstrable, material and continued diminution of the compensation, benefits, duties, responsibilities, authority or powers of Employee as such relate to Employee's position as Vice President, Chief Financial Officer, and Treasurer of the Company which has first occurred within the thirty (30) days preceding Employee's written demand to Employer, which demand specifically identifies the manner in which Employee's compensation, benefits, duties, responsibilities, authority or powers have been diminished, a statement that Employee finds, in good faith, that the acts or omissions to act causing such diminution in duties, responsibilities, authority or powers to be a material diminution and that, if Employer has not cured the diminution within thirty (30) days by restoring any such diminution, he elects to terminate his employment hereunder for Good Reason.

          10.4  BY EMPLOYEE FOR ANY OTHER REASON.  Employee may voluntarily
                --------------------------------
terminate his/her employment with Employer for any reason other than Good Reason, and upon such termination Employee shall not be entitled to Severance Pay and there shall be no breach of this Agreement by Employer.

          11.  SEVERANCE PAY.
               -------------

          11.1 "Severance Pay" shall be defined as twenty-four (24) months of Employee's base salary at his/her current rate per month at the time of his/her termination pursuant to Section 10.2 or 10.3 less customary payroll deductions. Severance Pay will be paid to Employee on a semi-monthly basis, pursuant to the Company's normal payroll schedule, with the first payment being made following the "Effective Date" as defined in the Release. The term "Severance Pay" shall also include Employee's conti ued enrollment at the Company's expense for twenty-four (24) months in the Company's group medical, dental and vision insurance plans, disability insurance plan and life insurance plan (together, the "Insurance Plans"), all at the same level as provided during the period immediately preceding Employee's termination of employment, provided, however, "Severance Pay" shall not include enrollment in any Insurance Plan to the extent the insurer or underwriter of such Insurance Plan will not cover Employee under or include same level benefit coverage for Employee after termination of Employee's employment at a comparable premium. Employee will continue to be obligated to pay the same employee portion of any premium and any deductible and/or co-payments associated with such Insurance Plan as other employees of the Company. Employee's right to continued group benefits after any period covered by the Company will be determined in accordance with federal and state law.

          11.2 Employee shall not be entitled to Severance Pay and there shall be no breach of this Agreement by Employer if, after Employee's employment has been terminated pursuant to Section 10.2 or 10.3, Employee shall not have delivered to Employer an executed Release, or if such Release has been delivered by Employee, Employee shall have revoked such Release, within 28 days of receiving the form of Release from Employer.

          11.3. Employee shall not be required to mitigate the amount of any Severance Pay provided for in this Agreement by seeking other employment or otherwise. Employee acknowledges that the Severance Pay provided in this Agreement is in excess of the amount that the Employee would have customarily received as a terminated employee under Company policy and that these additional benefits are expressly given as consideration for the execution and delivery of this Agreement and the Release attached hereto as Exhibit A.

          12.  STOCK OPTIONS.
               -------------

          12.1 Upon the consummation of the initial public offering ("IPO") of the Company's common stock, Employee shall be granted a non-qualified stock options or incentive stock options, as determined by the Company and granted to other executive officers, to purchase 2.0% of the Company's common shares outstanding at the time of the initial public offering at a per share price equal to the offering price, which option shall be subject to all terms and conditions pertaining to stock options contained in the Company's 1998 Management Stock Option Plan. Future awards of stock options, if any, will be granted at the sole discretion of the Company's Board of Directors.

          12.2 In the event Employee's employment with Employer is terminated pursuant to Section 10.2 or 10.3 and Employee executes and delivers to Employer a Release, any and all options to purchase stock (common or otherwise) in the Employer granted pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Employer's stock appreciates ("Options"), shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse. Employer shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this Section 12 to so lapse. In the event Employee's employment with Employer is terminated other than pursuant to Section 10.2 or 10.3, or in the event of a termination under Section 10.2 or 10.3, Employee fails to deliver to Employer, or revokes, a Release, such termination shall have no effect on any Options previously granted to Employee, which Options shall be governed exclusively by the terms of such Options.

          13.  COVENANT NOT TO COMPETE.  Employee, in consideration of the
               -----------------------
compensation and other benefits to be received by him/her pursuant to this Agreement, expressly agrees that he/she will not, within a radius of fifty (50) miles from any place of business of the Employer, engage directly, as employee, principal, agent, partner, director or independent contractor, consultant or otherwise, in any business which is competitive to that of the Employer for two
(2) years after he/she ceases to be employed by the Employer so long as Employee is receiving Severance Pay hereunder.

          14.  NON-SOLICITATION.  For two (2) years following termination of
               ----------------
this Agreement, and so long as Employee is receiving Severance Pay hereunder, Employee shall not directly or indirectly solicit any of Employer's customers existing as of the date of termination. If Employee violates this Section 14,
Section 13 or Section 7, and continues to do so after Employer has notified Employee of such violation, Employer shall have the right to seek equitable restraint of Employee from such activities in contravention of the provisions of this Agreement, including seeking and obtaining a temporary restraining order and/or injunction against Employee.

          15.  ARBITRATION.  Except for the equitable relief provided for in
               -----------
Section 14, if a dispute arises between Employer and Employee concerning or arising out of termination of this Agreement or Employee's employment with or termination from Employer, the disputed matter shall be submitted to arbitration. Any disputed matter shall be settled by arbitration in the City of Boston, Massachusetts, in accordance with the labor arbitration rules of the American Arbitration Association ("AAA Rules"). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of Massachusetts in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder) and the two arbitrators so chosen shall mutually agree upon the selection of the third impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto.

          16.  MISCELLANEOUS.
               -------------

          16.1 Written notices required by this Agreement shall be sent to Employer or Employee by certified mail, with a return receipt requested, to Employer's registered address and to

Employee's last shown address on Employer's records, respectively. Such notice shall be deemed to be delivered two days after mailing.

          16.2 This Agreement contains the full and complete understanding of the parties with respect to the subject matter covered hereunder, and supersedes all prior representations, promises, agreements, and warranties, whether oral or written. This Agreement does not affect the validity or enforceability of the terms of any separate letter of confidentiality, standard employment letter or Company policy handbook executed by Employee except to the extent that a provision of any such document directly contradicts a provision herein, in which instance the terms of this Agreement shall apply.

          16.3 This Agreement shall be governed by and interpreted according to the laws of the State of Massachusetts.

          16.4 With respect to Employer, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Employer. With respect to Employee, this Agreement shall not be assignable, but shall inure to the benefit of and be binding upon the heirs, executors, administrators, and successors of Employee.

          16.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

          16.6 This Agreement can be modified, amended or any of its terms waived only by a writing signed by both parties.

          16.7 If any provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect and the invalid, illegal or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability in accordance with the applicable law at that time.

          16.8 Without limiting the provisions of Section 14, if either party institutes arbitration proceedings pursuant to Section 14 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys' fees, costs and expenses.

          16.9 No remedy made available to Employer by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute or otherwise.

          16.10 The provisions of Section 7, 13 and 14 shall expressly survive termination of this Agreement.

          16.11 Each of Employee and Employer represents that he or it is fully authorized to execute and deliver this Agreement.


          IN WITNESS WHEREOF, this Agreement has been executed under seal on the day and year specified above.


EMPLOYER:                                   EMPLOYEE:



By:  /s/ Donald R. Dugan                    /s/ Gary M. Abrams
     -----------------------------          ------------------------------------
     Donald R. Dugan                        Gary M. Abrams

Its:  President
      ----------------------------

ATTEST: /s/ Cynthia Drislane                ATTEST:  /s/ Paul Ramseur, Jr.
        --------------------------                   ---------------------------

                                   EXHIBIT A

                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release (the "Separation Agreement"), dated as of _______________, ____, is entered into by and between American Finance Group, Inc. ("Employer"), and Gary M. Abrams ("Employee"), an individual, who hereby state as follows:

         WHEREAS, Employee has been employed by Employer since September __, 1998, and has most recently held the position of Senior Vice President, Chief Financial Officer and Treasurer;

         WHEREAS, Employee and Employer are parties to that certain Employment Agreement (the "Employment Agreement") dated as of September __, 1998;

         WHEREAS, Employee's employment with Employer has been terminated effective __________________ (the "Termination Date"); and

         WHEREAS, Employer and Employee each desire to resolve any and all claims Employee may have arising out of the Employment Agreement and/or Employee's employment with or termination from Employer.

         NOW, THEREFORE, EMPLOYER AND EMPLOYEE DO HEREBY AGREE AS FOLLOWS:

         1. In consideration of the provisions hereinabove and hereinafter set forth, Employee and each of his/her heirs, executors, affiliates, successors, administrators, assigns, agents, attorneys, and any other persons acting on his/her behalf (collectively "Releasors"), do hereby irrevocably and unconditionally release and forever discharge Employer, its predecessors, successors, representatives, assignees, subsidiaries, affiliates, parents, partners, officers, directors, stockholders, agents, employees, insurers, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), of and from any and all manner of liabilities, claims, demands, actions, causes of action, damages, obligations, all theories of fault or wrongdoing (whether statutory, common law, tort or otherwise), debts, expenses, costs, and attorneys' fees, of every kind, known or unknown (hereinafter referred to as a "Claim" or the "Claims"), arising out of, or in anyway related to, Employee's employment with or termination from Employer. These Claims include, but are not limited to, any Claims arising out of, based upon, or relating to Employee's hire, working conditions, employment, separation, termination or remuneration (including salary, bonus, incentive or other compensation, vacation, sick leave or medical insurance benefits); the Employment Agreement; any Claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act, as amended, the Massachusetts Labor Code, or any other local, state or federal statutory or common law governing the employment of individuals, the working conditions of individuals or the payment of wages and benefits; and any Claims for sexual harassment, constructive discharge, misrepresentation, negligent supervision, negligent hiring, invasion of privacy, unsafe working conditions, race, sex, color, national origin, libel, slander, defamation, negligence, intentional or negligent infliction of emotional distress, or any Claims that related to or are in any manner connected with any aspect of Employer's business.

         2. Employee acknowledges and agrees that he/she is aware of the facts and intend that the execution of this Separation Agreement shall be effective as full and final accord and satisfaction and settlement of and as a bar to each and every Claim or Claims arising out of the above which Employee or the Releasors has, may have in the future or has had against the Employer or the Releasees, whether such Claims are known or unknown, foreseen or unforeseen.

         3. In consideration for the release set forth in Section 1 and the other terms and conditions of this Agreement, Employee will be paid twenty-four
(24) months of Employees base salary at his/her current rate per month at the time of his/her termination ($_________), less customary payroll deductions, as severence pay, as well as certain other post employment insurance benefits specified and defined as "Severance Pay" in Section 11.2 of the Employment Agreement. Such severance pay will be paid in semi-monthly installments for a total of forty-eight (48) installments, starting on the first regularly scheduled pay day following the Effective Date of this Separation Agreement, as defined in Paragraph 13 below. Employee acknowledges that the severence pay and other post employment insurance benefits are conferred on Employee as consideration for the execution and delivery of the Employment Agreement and this Separation Agreement.

         4. In executing this Separation Agreement, the parties hereby acknowledge and agree that Employee is retaining all rights and interests which have vested through the Termination Date in Employer's stock option plan(s), its 401(k) Plan and any other plan in which Employee holds a vested interest except as expressly identified as being released under this Agreement, and it is expressly agreed that Employee is not releasing or waiving his vested interest in said plans.

         5. Employee agrees to immediately return to Employer any Proprietary Information as defined in Section 7 of the Employment Agreement and any other Employer documents in any form, and Employee remains obligated to maintain the confidentiality of such Proprietary Information at all timesas set forth in
Section 7 of the Employment Agreement.

         6. Nothing in this Separation Agreement shall be construed as an admission by either party of any unlawful or actionable conduct by either party and the parties hereto make no admission of liability of any kind whatsoever.

         7. The provisions of this Separation Agreement shall be deemed to obligate, extend to and inure to the benefit of, with respect to Employer, its agents, servants, employees, officers, directors, parents, subsidiaries and affiliates, successors and assigns, and, with respect to Employee, his representatives, executors, heirs, administrators, successors and assigns.

         8. Employee agrees that he/she shall keep and hold the contents, terms and provisions of this Agreement in the strictest confidence and that he/she shall not discuss, disclose, disseminate, produce, publish, comment upon, reference or reveal the existence of this Agreement or any of the contents, terms and provisions of this Agreement to any person or any entity without first securing the prior written consent of the Company, except (1) to Employee's personal representatives or as required in a judicial proceeding to enforce the terms of this Agreement, or (2) as otherwise required by law (in which latter instance, the Employee, upon becoming aware of any such legal duty, shall promptly give notice thereof to the Company and shall, to the greatest extent possible, cooperate with the request of the Company to keep this Agreement confidential). This paragraph does not apply to the reporting, completing and filing of state and federal income tax returns or any and all subsequent proceedings relating thereto, or the filing of any information or documents required to be filed with the Securities and Exchange Commission. The Employee agrees that any breach of this paragraph will cause irreparable harm and loss to the Company and that the Company shall be entitled to have and secure against the Employee injunctive relief against any future or further violations of this paragraph.

         9. This Separation Agreement contains the entire understanding among the parties and supersedes and replaces all prior negotiations, proposed agreements and agreements (except for Section 7, 13 and 14 of the Employment Agreement, which Sections are expressly continuing in effect and shall survive), written and oral, and may not be modified or amended in any respect whatsoever, except by a writing signed by all parties hereto.

        10. This Separation Agreement shall be governed and construed in accordance with the laws of the State of Massachusetts. Venue of any action to enforce the terms of this Separation Agreement shall lie in Boston, Massachusetts. Except as set forth in Paragraph8, or Section 14 of the Employment Agreement, any dispute, claim or controversy arising out of or related to this Separation Agreement shall be resolved by arbitration under the

Employment Dispute Resolution Arbitration Rules and auspices of the American Arbitration Association, Boston, Massachusetts (the "Association"). Any such arbitration shall be conducted by an arbitrator selected by mutual agreement of the parties, and such arbitration decision shall be final. The party prevailing in the arbitration shall be awarded its share of the fees and expenses of the arbitration (including, but not limited to, arbitrator's fees), in addition to attorneys' fees. Employee specifically consents to such arbitration and hereby represents such consent is willfully and voluntarily given without influence by coercion or threatening statements from Employer.

         11. Each signatory hereto represents that he, she or it is fully authorized to execute this Separation Agreement.

         12. The Parties agree that if any provision of this Separation Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.

         13. The following is required by the Older Workers Benefit Protection Act of 1990:

         Employee has up to 21 days from the date of this Separation Agreement to accept the terms of this Separation Agreement, although Employee may accept it at any time within those 21 days.

         Employee is advised to consult an attorney about this Separation Agreement.

         Once Employee accepts this Separation Agreement, by signing and dating this Separation Agreement, Employee will have an additional seven days in which to revoke his acceptance. To revoke, Employee must send to Employer's President a written statement of revocation by facsimile and registered mail, return receipt requested. If Employee does not revoke, the eighth day after the date of his acceptance will be the "Effective Date" of the Separation Agreement.

         14. Employer and Employee do hereby acknowledge and agree that they have each been represented by independent counsel of their own choice throughout all negotiations which preceded the execution of this Separation Agreement and that they fully understand and voluntarily accept this Separation Agreement and

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

have executed this Separation Agreement after seeking the advice of said independent counsel. Each party shall bear, and be solely responsible for, their own respective costs and expenses related to the preparation and subject matter of this Separation Agreement.

         IN WITNESS WHEREOF, the parties have executed this document under seal as of the date set forth below.

EMPLOYEE                                   AMERICAN FINANCE GROUP, INC.



Gary M. Abrams

Dated:                                   Title:


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